Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635

                         PRICING SUPPLEMENT NO. 46 DATED
                           JUNE 4, 1999 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount: $10,000,000

Original Issue Date
 (Settlement Date):         June 10, 1999

Stated Maturity Date:       June 9, 2000

Interest Rate:              5.64%

Interest Payment Date:      June 9, 2000

Payment Frequency:          Annual

Daycount for Calculation
of Interest:                Interest will be computed on
                            an Actual/360 Days Basis

Type of Notes Issued:       [X] Senior Notes            [X] Fixed Rate Notes
                            [ ] Subordinated Notes      [ ] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               09700WCG6



                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Chase Securities Inc. ("Chase") for resale to investors at varying prices related to prevailing market prices and conditions at the time or times of resale as determined by Chase. Net proceeds payable by Chase to Boeing Capital Corporation (the "Company") will be 99.923% of the aggregate principal amount of the Notes, or $9,992,300 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Chase may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .077% or $7,700.